UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2022

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-195058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sale of Equity Securities

As of April 1, 2022, the Apollo Debt Solutions BDC (the “Fund,” “we” or “our”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on April 21, 2022) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of April 1, 2022 (number of shares finalized on April 1, 2022)	6,198,355	$153,177,464

Item 7.01.	Regulation FD Disclosures

April 2022 Distributions

On April 21, 2022, the Fund declared distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.1408	$0.0000	$0.1408
Class S Common Shares	$0.1408	$0.0173	$0.1235

The distributions for each class of Shares are payable to shareholders of record as of the open of business on April 30, 2022 and will be paid on or about May 26, 2022. These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01.	Other Events.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of each class of the Fund as of March 31, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of March 31, 2022
Class I Common Shares	$24.71
Class S Common Shares	$24.71

As of March 31, 2022, the Fund’s aggregate NAV was $1.4 billion, the fair value of its investment portfolio was $2.6 billion and it had $707.6 million of principal debt outstanding, resulting in a debt-to-equity leverage ratio of approximately 0.52 times. The Fund’s net leverage ratio as of March 31, 2022 was approximately 0.93 times (1).

(1)

The Fund’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	1,647,506	$40,877,563
Class S Common Shares	3,440,833	$85,141,826
Class D Common Shares	—	—
Private Offering:
Class I Common Shares	57,775,179	$1,441,000,592
Class S Common Shares	—	—
Class D Common Shares	—	—

Total Offering and Private Offering *	62,863,518	$1,567,019,981

*	Amounts may not sum due to rounding.

Portfolio Commentary

Market Update

In the first quarter of 2022, risk premiums increased across asset classes as concerns about the impact of inflation on global growth and geopolitical unrest in Russia and Ukraine drove investors to the sidelines. In the U.S. leveraged loan and high yield markets, weakness in secondary prices and the overhang of uncertainty resulted in significantly reduced new-issuance levels compared to the record-setting pace in 2021. Total institutional new-issue volume for leveraged loans in the first quarter decreased by over 40% compared to a year ago, with the main driver being the decline in opportunistic issuances while M&A / LBO volumes remained relatively stable given the less flexible nature of these processes. During the second half of the first quarter, the share of newly allocated leveraged loans that flexed wider on pricing during the syndication process jumped to 64% by March, the highest share since March 2020. These trends highlight what we believe to be one of the key value propositions of private credit for issuers and sponsors: fully underwritten solutions (at agreed upon pricing and terms) with certainty of execution irrespective of broader market conditions. In 2021, private credit loan volume grew by 85% year-over-year, and we expect this trend of direct lenders taking market share from traditional lending sources to continue throughout 2022.1

In our view, macro forces will play an important role in the growth of private credit for the year ahead. With the U.S. inflation rate at 8.5% in March – far above the Fed’s target rate of 2.0%— we expect that the Fed will be committed to taming inflation in the near to medium term. The Fed has already signaled nine benchmark federal funds rate hikes before year-end, as well as the end of quantitative easing. These actions are likely to reduce liquidity in the leveraged loan and high yield markets as traditional market participants may be less inclined to reach for yield in a higher risk-free rate environment. Lower market liquidity, alongside a pandemic and geopolitical unrest that continue to persist, is likely to result in more frequent periods of market volatility. From a portfolio allocation perspective, we believe that in the current rising rate and inflationary environment, strategies focused on diversified, floating rate portfolios, particularly those with a first lien and large cap orientation, can offer highly attractive risk-adjusted returns.

Business and Portfolio Update

(All figures as of March 31, 2022, unless otherwise noted)

Shortly following our launch in January 2022, we were pleased to start declaring monthly distributions to shareholders later that month. The current annualized distribution yield on Class I shares is 6.8% based on March 2022 ending net asset value per share of $24.71. Inception-to-date total return (and year-to-date total return) through March 31, 2022 for Class I shares is 0.4%. For reference, during this period, the S&P LSTA Leveraged Loan Index returned -0.1%, the Bloomberg High Yield Bond Index returned -4.7%, and the S&P 500 returned -4.6%.

The portfolio as of March 31, 2022 was $2.6 billion based on fair market value and was well diversified across 86 issuers and 34 industries. Movement in the Company’s net asset value per share during March continued to be driven by credit spread widening in the broader loan market. During Q1, LCD first lien credit spreads widened by as much as 47 basis points in mid-March, before tightening slightly, but still ending the quarter 15 basis points wider compared to what it was at December 31, 2021. Post March 31, first lien credit spreads have tightened further, contributing to increasing fair value marks across our portfolio. Given our focus on predominantly large corporate borrowers with sound business models and strong credit profiles, the underlying health of our portfolio remains in excellent shape. At March month end, our portfolio’s median EBITDA was $348 million, weighted averaged last-dollar leverage was 4.8x, and weighted average net loan-to-value was 45%.2 We continue to have zero non-accruals in our portfolio.

At March 31, 2022, we had strong liquidity and were match-funded from an interest rate and duration perspective. Approximately 100% of the portfolio was floating rate, which corresponded with our 100% floating rate liability structure. Our weighted average remaining maturity on debt funding was 4.8 years, compared to a weighted average remaining life of investments funded by debt of 4.6 years. At March 31, 2022, we had $2.1 billion of unused availability under its SPV and revolving credit facilities, which represents over 80% of our quarter-end total investments at fair value. Post quarter end, we increased the unused availability under our SPV credit facilities, and have an additional $850 million of unused availability. Our net leverage ratio at March 31, 2022 was 0.93x.

We are pleased to announce that during the first quarter ended March 31, 2022, we closed approximately $740 million in new direct originations commitments. 100% of these new direct originations commitments were first lien, senior secured loans and 100% were floating rate. The weighted average pricing on these new commitments was approximately a spread of 530 basis points with floors and approximately 2 points of original issue discount. We have a very robust pipeline of outstanding commitments and as a result, we expect to have very strong direct originations activity for the second quarter.

Select Q1 Transaction Highlights:3

Greencross

In March 2022, Apollo led the $1.1 billion-equivalent unitranche loan supporting the recapitalization of Greencross, a portfolio company of TPG. Greencross is the largest provider of high-quality integrated veterinary and pet services in Australia. Apollo believes that it was able to lead the transaction as a result of its strong underwriting capabilities and ability to commit in scale.

Accelerate360

In February 2022, Apollo underwrote a $359 million senior secured credit facility to support Accelerate360’s acquisition of a publisher and refinancing of its existing debt. Accelerate360 is a portfolio company of Chatham Asset Management. Apollo served as Administrative Agent and Lead Arranger for the financing. Pricing on the facility is S+CSA+550, 1.00% floor, 2.5 points of OID on the revolver and term loan, and the facility offers call protection, covenants and has a 5-year maturity. Apollo’s incumbency as an existing lender to Accelerate360, with insight into its fundamentals and financing needs, allowed it to successfully lead this transaction.

R.R. Donnelley & Sons Co.

In February 2022, Apollo anchored the $750mm first lien term loan for R.R. Donnelley & Sons Co. to refinance its existing debt and support the acquisition by Chatham Asset Management. R.R. Donnelley & Sons Co. is an integrated communication company that offers commercial printing, packing and labeling solutions as well as marketing solutions through an offering of data analytics, creative and execution services. The transaction pays S+CSA+500 bps with 1 point of OID, offers call protection and has a 4.5-year maturity. Apollo leveraged its industry-wide relationships and capabilities to commit in scale.

Kepro

In January 2022, Apollo led a $460 million senior secured credit facility to support a refinancing of Kepro’s existing debt. Apollo served as Administrative Agent and Lead Arranger for the financing. Kepro is a services platform offering quality, cost and care management solutions. Kepro offers outcome-focused solutions to reduce the utilization of healthcare resources and optimize quality of care. Kepro is a portfolio company of Apax Partners. Apollo believes that its long-standing relationship with Kepro and Apax Partners allowed it to successfully lead the transaction.

Note: all data in the Market Update section are sourced from S&P Leveraged Commentary and Data, except where as noted.

1.	Proskauer “10th Annual Private Credit Insights,” April 2022.

2.	Based on latest information tracked on borrowers.

3.

The dollar amount provided represents the total transaction facility size and in certain instances, may exceed the aggregated investment of all participating Apollo vehicles, including Apollo Debt Solutions BDC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: April 21, 2022	By:	/s/ Joseph Glatt
	Name:	Joseph Glatt
	Title:	Chief Legal Officer and Secretary